Exhibit 23.3

LETTER OF CONSENT

We hereby consent to the reference to our reports, as detailed below, in the annual report on form 20-F of XTL Biopharmaceuticals Ltd. (hereinafter: “XTL”) for the year ending December 31, 2014, dated April 26, 2015.

•	Impairment examination study of InterCure’s intangible assets, dated March 31, 2014
•	Impairment examination study of XTL’s intangible asset, dated March 25, 2015

/s/ BDO Ziv Haft Consulting and Management Ltd.

Tel Aviv, Israel

April 19, 2015